GENTIA SOFTWARE
                                                Tuition House, St. George's Road
                                                Wimbledon
                                                London SW19 4EU
                                                (Nasdaq: GNTIY)





AT THE COMPANY:            AT THE FINANCIAL RELATIONS BOARD:
---------------            ---------------------------------
George Sprenkle            For Analyst Info:  Julie Creed (312) 640-6724
Chief Financial Officer    For General Info:  Jerry Meyer (212) 661-8030
011-44-181-971-4000        For Media Info:  Alicia Nieva-Woodgate (212) 661-8030



FOR IMMEDIATE RELEASE:
----------------------
January 29, 1998



                    GENTIA REPORTS FOURTH QUARTER, FULL-YEAR RESULTS

LONDON, JANUARY 29, 1998 -- Gentia Software (Nasdaq: GNTIY), developer of the world's only networked business intelligence environment for enterprise-wide deployment, today reported revenues of $5.5 million and a net loss of $3.1 million, or $0.33 per diluted share, in the fourth quarter of 1997. These figures are consistent with a forecast release issued by the company on January 13.

In the fourth quarter of 1996, Gentia reported revenues of $8.2 million and net income of $944,000, or $0.08 per diluted share.

In 1997 as a whole the company had a net loss of $4.0 million, or $0.44 per diluted share, on revenues of $27.2 million. The comparable totals for 1996 were net income of $2.5 million, or $0.24 per diluted share, on revenues of $26.0 million.

Strong working capital management made it possible for the company to close 1997 with more than $20 million in cash and a 3.7 current ratio.

Paul Rolph, chairman and chief executive officer of Gentia, said the decline in fourth quarter results was due to the general confusion in this increasingly crowded data warehousing, business intelligence and decision-support marketplace.

"These results do not change the fact that our solution offers unique competitive advantages including the capacity to have a direct impact on the return on investment of an enterprise," Mr. Rolph said. "Therefore our company will continue leveraging its distinctive competencies in areas of strategic importance."

Mr. Rolph said one of these key areas where progress has been significant is the company's accelerating transition from a technology-led to a solutions-led provider, a change that positions Gentia in market segments where margins are better, the competitive landscape is more favorable, and the advantages of its product are more clearly evident.

At the end of October, in announcing results for the third quarter of 1997, Mr. Rolph said that for Gentia the current problems in the marketplace are more a matter of sales deferred than of sales lost. He noted that a number of transactions that the company had expected to close in the third quarter but that remained unclosed on September 30 were expected to be completed by the first quarter of 1998.

"This has in fact proved to be the case," Mr. Rolph said today. "Of five competitive situations unexpectedly left unfinished on September 30, we have subsequently lost one and won three, and we expect to bring the fifth to a successful conclusion in this year's first quarter."

He said Gentia is also on schedule recruiting its sales force to a level appropriate to the opportunities the company is encountering in its markets. "Seven talented and proven members with a track record of over-achievement have been added to the U.S. sales force in the past few months," Mr. Rolph said, "and a vigorous recruitment program continues."

In the first quarter of this year, the culmination of a product development, marketing and distribution partnership announced on January 20 by Gentia and Renaissance Worldwide comes to market. Renaissance Worldwide is a leading provider of integrated business and technology consulting in the areas of strategy, solutions and professional services. The two companies are jointly developing strategic planning and management applications for enterprise-wide deployment.

Among these applications is the Renaissance Balanced Scorecard, which helps organizations make use of financial, customer, operational and "soft" measures to achieve strategic business goals and objectives. Powered by Gentia, the Renaissance Balanced Scorecard will enable enterprises to quickly develop and disseminate strategy from the "board room" to the "front line" of an organization.

"This agreement is a real breakthrough in the marketplace," Mr. Rolph said. "Our combined product will provide customers not just with technology but with a finished solution that can make a real impact on their business."

About the Company

Gentia Software provides a complete environment for building, deploying and managing enterprise Business Intelligence (BI) applications. Through sophisticated analytical processing and an open network architecture, Gentia enables the delivery of a new class of analytical applications such as the Balanced Scorecard that ensure delivery of information to all decision-makers throughout an organization.

The company is headquartered in London, England, and maintains its U.S. headquarters in Boston, Massachusetts. Offices are located throughout North America in such major cities as Atlanta, Chicago, Cleveland, Dallas, Denver, New York, Los Angeles and San Francisco. International subsidiaries are located in Australia, Belgium, France, Germany, Hong Kong, South Africa, and The Netherlands. The company also operates internationally through a network of distributors in Argentina, Brazil, Costa Rica, Israel, Italy, Malaysia, Mexico, Portugal, Scandinavia, Singapore, Spain, Switzerland, Thailand, The Philippines and Venezuela.

Gentia has more than 450 corporate and public-sector clients. Among them are major organizations such as J. P. Morgan and Company, Federal Express, Swiss Reinsurance, Sun Microsystems, Motorola, Barclays Bank, and Volvo.

Internet users can obtain additional information about Gentia and its products by navigating to www.gentia.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Gentia Software. Such statements are based upon the information available to management at this time, and they necessarily involve risk because actual results could differ materially from current expectations. Among the many factors that could cause actual results to differ from those set forth in the company's forward-looking statements are changes in general economic conditions, actions taken by customers or competitors, and the receipt of more or fewer orders than expected.

                                   GENTIA SOFTWARE PLC

                     Condensed Consolidated Statements of Operations


                                   Three months ended              Twelve months ended

                                     Dec 31,       Dec 31,     Dec 31,       Dec 31, 1996
                                      1997          1996        1997

 (in thousands, except per share amounts)

                                    (Unaudited)  (Unaudited)   (Unaudited)   (Audited)



                                            US$          US$           US$         US$

  Revenues:

  License                                $2,215       $5,491       $14,985     $16,861

  Services and other                      3,308        2,749        12,186       9,104

                                          5,523        8,240        27,171      25,965



  Cost of revenues:

  License                                   145          205         1,179         804

  Services and other                      1,894        1,412         6,800       4,937

                                          2,039        1,617         7,979       5,741



  Gross profit                            3,484        6,623        19,192      20,224



  Operating expenses:

  Sales and marketing                     3,884        3,485        14,308      10,271

  Research and development                1,292        1,019         4,699       3,185

  General and administrative              2,543        1,090         6,279       3,926

  Goodwill amortization                     102           87           371         122

  Total operating expenses                7,821        5,681        25,657      17,504



  Income (loss) from operations         (4,337)          942       (6,465)       2,720

  Other income                              350          322         1,235         965

  Income (loss) before provision for
    taxes                                (3,987)        1,264       (5,230)       3,685

  Provision for income taxes                874        (320)         1,247     (1,216)

  Net income (loss)                    ($3,113)         $944      ($3,983)      $2,469



  Net income (loss) per share:

     * Basic                            ($0.33)        $0.11       ($0.44)       $0.31

     * Diluted                          ($0.33)        $0.08       ($0.44)       $0.24



  Shares used to compute:

     * Basic                              9,398        8,635         9,155       7,846

     * Diluted                            9,398       11,206         9,155      10,492


                                   GENTIA SOFTWARE PLC

                          Condensed Consolidated Balance Sheets


                                            December 31,          December 31,
                                                1997                  1996

                                                       (in thousands)

                                              (Unaudited)             (Audited)

                                                      US$                   US$

  Assets

  Current assets:

  Cash and cash equivalents                       $20,332               $25,228

  Accounts receivable, net of allowance            $1,819

     * ( Dec 31, 1996 - $478)                       7,758                 9,953

  Prepaid expenses and other current assets         1,921                   821

  Deferred taxes                                      285                     0

  Total current assets                            $30,296               $36,002





  Property and equipment, net                       2,037                 2,013

  Goodwill on acquisition, net of amortization of $494

     * (Dec 31, 1996 - $122)                        3,602                 3,388

  Deferred taxes                                      459                   148

  Total assets                                    $36,394               $41,551





  Liabilities and shareholders' equity



  Current liabilities:

  Current portion of lease obligations               $105                  $194

  Accounts payable                                  1,743                 1,648

  Taxes payable                                         0                 1,373

  Accrued liabilities                               1,337                 1,778

  Deferred revenues                                 3,630                 2,969

  UK value added tax                                  227                   346

  Other accounts payable                            1,110                   985

  Total current liabilities                        $8,152                $9,293



  Non current liabilities:

  Deferred taxation                                   274                    29

  Long-term portion of lease obligations              109                   225

  Total liabilities                                $8,535                $9,547



  Shareholders' equity:

  Ordinary shares                                   2,300                 2,152

  Additional paid-in capital                       27,406                27,182

  Retained earnings                               (1,236)                 2,747

  Cumulative translation adjustment                 (611)                  (77)

  Total shareholders' equity                      $27,859               $32,004



  Total liabilities and shareholders' equity      $36,394               $41,551

